Filed Pursuant to Rule 433

Issuer Free Writing Prospectus December 2, 2013

Relating to Preliminary Prospectus dated October 18, 2013

Registration No. 333-191797

The following information was included in a Current Report on Form 8-K filed by NRG Energy, Inc. with the Securities and Exchange Commission on December 2, 2013.

On November 26, 2013, NRG Energy, Inc. (“NRG” or the “Company”) received notice from the United States Department of Justice and the Federal Trade Commission granting early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the previously announced acquisition of Edison Mission Energy. Early termination of the waiting period satisfies a condition to the closing of the acquisition.

The Company expects to close the transaction in the first quarter of 2014. The transaction remains subject to other closing conditions, including the approval of the United States Bankruptcy Court for the Northern District of Illinois, the effectiveness of the registration statement and approval for the listing of the NRG common stock on the New York Stock Exchange, and the receipt of regulatory approval by the Federal Energy Regulatory Commission and the Public Utility Commission of Texas.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering of NRG common stock in connection with the acquisition of Edison Mission Energy. The NRG common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of NRG common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Investors should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about NRG and this offering before making any investment decision. Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send the prospectus to investors upon request by calling 609-524-4500 or emailing investor.relations@nrgenergy.com.